Exhibit 4.1

EXECUTION VERSION

TESORO LOGISTICS LP

TESORO LOGISTICS FINANCE CORP.

AND EACH OF THE GUARANTORS PARTY HERETO

5.50% SENIOR NOTES DUE 2019

6.25% SENIOR NOTES DUE 2022

INDENTURE

Dated as of October 29, 2014

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Indenture Section
310(a)(1)		7.10
(a)(2)		7.10
(a)(3)		N.A.
(a)(4)		N.A.
(a)(5)		7.10
(b)		7.10
311(a)		7.11
(b)		7.11
312(a)		2.05
(b)		12.03
(c)		12.03
313(a)		7.06
(b)(1)		N.A.
(b)(2)		7.06;7.07
(c)		7.06; 12.02
(d)		7.06
314 (a)(4)		4.04;12.05
(b)		N.A
(c)(1)	12.05	12.04
(c)(2)	12.05	12.04
(c)(3)	12.05	N.A.
(d)	12.05	N.A.
(e)	N.A .	12.05
(f)	N.A .	N.A.
315(a)		N.A.
(b)		N.A.
(c)		N.A.
(d)		N.A.
(e)		N.A.
316(a)(last sentence)		2.06
(a)(1)(A)		6.05
(a)(1)(B)		6.04
(a)(2)		N.A
(b)		6.07
(c)		2.12; 9.04
317(a)(1)		6.08
(a)(2)		6.09
(b)		2.04
318(a)		12.01
(b)		N.A.
(c)		12.01

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

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		Page
Section 12.10	Successors	85
Section 12.11	Severability	85
Section 12.12	Counterpart Originals	85
Section 12.13	Table of Contents, Headings, etc	85

ARTICLE 13

ESCROW MATTERS

Section 13.01	Escrow Accounts	86
Section 13.02	Release of Escrowed Property	86
Section 13.03	Trustee Direction to Execute Escrow Agreement	86

EXHIBITS

Exhibit A-1	FORM OF 2019 NOTE
Exhibit A-2	FORM OF 2022 NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

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INDENTURE dated as of October 29, 2014 among Tesoro Logistics LP, a Delaware limited partnership (“TLLP”), and Tesoro Logistics Finance Corp. (“Finance Corp.” and, together with TLLP, the “Issuers”), the Guarantors (as defined) and U.S. Bank National Association, a national banking association, as trustee.

The Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 5.50% Senior Notes due 2019 (the “2019 Notes”) and the 6.25% Senior Notes due 2022 (the “2022 Notes” and, together with the 2019 Notes, the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A-1 or Exhibit A-2 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specific Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such asset being acquired by such Person.

“Acquisition” means the acquisition of QEP Field Services, LLC pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Membership Interest Purchase Agreement, dated as of October 19, 2014, by and between Tesoro Logistics LP and QEP Field Services Company.

“Additional Notes” means additional Notes (other than the applicable Initial Notes) issued under this Indenture in accordance with Sections 2.02, 2.13 and 4.09 hereof, as part of the same series as the applicable Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, (x) with respect to any 2019 Note on any Redemption Date, the excess of: (a) the present value at such Redemption Date of (i) the principal amount of such 2019 Note plus (ii) all required interest payments due on such 2019 Note (excluding accrued and unpaid interest to, but excluding, the Redemption Date) through September 15, 2019 computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the 2019 Note; and

(y) with respect to any 2022 Note on any Redemption Date, the greater of:

(1) 1.00% of the principal amount of the 2022 Note; and

(2) the excess of: (a) the present value at such Redemption Date of (i) the Redemption Price of such 2022 Note at October 15, 2018 (such redemption price being described in Section 3.07(b)(2)) plus (ii) all required interest payments due on such 2022 Note through October 15, 2018 (excluding accrued and unpaid interest to, but excluding, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the 2022 Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of TLLP and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 hereof and/or Section 5.01 hereof and not by Section 4.10 hereof; and

(2) the issuance of Equity Interests in any of TLLP’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any sale, assignment, lease, license, transfer, abandonment or other disposition of (A) damaged, worn-out, unserviceable or other obsolete or excess equipment or other property or (B) other property no longer necessary for the proper conduct of the business of TLLP or any of its Subsidiaries;

(2) any single transaction or series of related transactions that: (a) involves assets having a Fair Market Value of less than $25.0 million or (b) results in net proceeds to TLLP and its Restricted Subsidiaries of less than $25.0 million;

(3) a transfer of assets between or among TLLP and its Restricted Subsidiaries;

(4) an issuance of Equity Interests by a Restricted Subsidiary of TLLP to TLLP or to a Restricted Subsidiary of TLLP;

(5) the sale or lease of products, equipment, services or accounts receivable in the ordinary course of business;

(6) the trade, sale, exchange or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments;

(7) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;

(8) any lease of assets entered into in the ordinary course of business and with respect to which TLLP or any Restricted Subsidiary of TLLP is the lessor and the lessee has no option to purchase such assets for less than fair market value at any time the right to acquire such asset occurs;

(9) any trade or exchange by TLLP or any Restricted Subsidiary of properties or assets of any type for properties or assets of any type owned or held by another Person, including any disposition of some or all of the Equity Interests of a Restricted Subsidiary, provided that the fair market value of the properties or assets traded or exchanged by TLLP or such Restricted Subsidiary (together with any cash or

Cash Equivalent together with the liabilities assumed) is reasonably equivalent to the fair market value of the properties or assets (together with any cash or Cash Equivalent together with liabilities assumed) to be received by TLLP or such Restricted Subsidiary; and provided further that any cash received must be applied in accordance with Section 4.10 hereof;

(10) the disposition of assets received in settlement of debts accrued in the ordinary course of business;

(11) the creation or perfection of a Lien that is not prohibited by Section 4.12 hereof;

(12) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(13) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; and

(14) any disposition of defaulted receivables that arose in the ordinary course of business for collection.

“Attributable Debt” in respect of a sale-and-leaseback transaction means, at the time of determination, the present value (discounted at the interest rate borne by the 2022 Notes (unless the 2022 Notes are no longer outstanding, in which case it shall be discounted at the rate borne by the 2019 Notes), compounded annually) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. As used in the preceding sentence, “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates, utilities, operating and labor costs and other items that do not constitute payment for property rights. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors or Board of Managers of the general partner of the partnership, or in the case of TLLP, the Board of Directors of the General Partner;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that any obligations of TLLP or its Restricted Subsidiaries or of a special purpose or other entity not consolidated with TLLP and its Restricted Subsidiaries (i) that were not or would not have been included on the consolidated balance sheet of TLLP as capital lease obligations on the Issue Date and (ii) that are subsequently recharacterized as capital lease obligations of TLLP and its Restricted Subsidiaries on a consolidated basis due to a change in accounting treatment or otherwise after the Issue Date, may, in TLLP’s sole discretion, be deemed not to be treated as a Capital Lease Obligation or Indebtedness.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or fully guaranteed or insured by the United States government or any agency thereof having maturities of not more than twenty-four (24) months from the date of acquisition thereof;

(3) time deposits with, certificates of deposit, bankers’ acceptances or Eurodollar time deposits of, any commercial bank that (a) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia or any United States branch of a foreign bank, and is a member of the Federal Reserve System, (b) issues long term securities with a rating of at least A- (or the then-equivalent grade, in each case with a stable outlook) by S&P and A3 (or the then-equivalent grade, in each case with a stable outlook) by Moody’s at the time of acquisition and (c) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than twenty-four (24) months from the date of acquisition thereof;

(4) commercial paper of an issuer rated at least “A-2” (or the then-equivalent grade) by S&P or “P-2” (or the then-equivalent grade) by Moody’s at the time of acquisition or guaranteed by a letter of credit issued by a financial institution rated at least A- (or the then-equivalent grade, in each case with stable outlook) by S&P and A3 (or the then-equivalent grade, in each case with stable outlook) by Moody’s at the time of acquisition and such financial institution otherwise meets the requirements of subsections (a) and (c) of clause (3) of this definition, in each case having a tenor of not more than 270 days;

(5) taxable and tax-exempt municipal securities rated at least A- (or the then-equivalent grade) by S&P and A3 (or the then-equivalent grade) by Moody’s, including variable rate municipal securities, having maturities or put rights of not more than twenty-four (24) months from the date of acquisition;

(6) corporate or bank debt of an issuer rated at least A- (or the then-equivalent grade, in each case with a stable outlook) by S&P and A3 (or the then-equivalent grade, in each case with stable outlook) by Moody’s at the time of acquisition and having maturities of not more than twenty-four (24) months from the date of acquisition;

(7) repurchase agreements relating to any of the investments listed in clauses (1) through (6) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital and surplus of not less than $500,000,000 whose long term securities are rated at least A- (or the then-equivalent grade) by S&P and A3 (or the then-equivalent grade) by Moody’s at the time of acquisition;

(8) asset-backed securities having as the underlying asset securities issued or guaranteed by the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association rated at least A- (or the then-equivalent grade, in each case with stable outlook) by S&P and A3 (or the then-equivalent grade, in each case with case with stable outlook) by Moody’s at the time of acquisition and having maturities of not more than twenty-four (24) months from the date of acquisition; and

(9) Investments, classified in accordance with GAAP as current assets of TLLP or any of its Subsidiaries, in money market mutual or similar funds having assets in excess of $100,000,000, at least 95% of the assets of which are comprised of assets specified in clauses (1) through (8) above of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of TLLP and its Subsidiaries taken as a whole (unless immediately following such sale, lease, transfer, conveyance or other disposition in compliance with this Indenture such assets are owned, directly or indirectly, by (A) TLLP or a Subsidiary of TLLP, (B) a Person controlled by TLLP or a Subsidiary of TLLP or (C) a Qualified Owner) to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of TLLP or the removal of the General Partner by the limited partners of TLLP; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than a Qualified Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares.

Notwithstanding the preceding, a conversion of TLLP from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as defined above) who Beneficially Owned the Capital Stock of TLLP immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity.

“Change of Control Triggering Event” means the occurrence of a Change of Control, which occurrence is followed by a Ratings Decline within 90 days.

“Clearstream” means Clearstream Banking, société anonyme, and its successors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount (to the extent not included in Consolidated Net Income) equal to the dividends or distributions paid during such period in cash or Cash Equivalents to such Person or any of its Restricted Subsidiaries by a Person that is not a Restricted Subsidiary of such Person; plus

(2) an amount equal to (i) any extraordinary loss plus (ii) any net loss realized by such Person or any of its Restricted Subsidiaries in connection with sales of assets or the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, in each case, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(3) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4) the Fixed Charges of such Person and its Restricted Subsidiaries for such period (together with items excluded from the definition of “Fixed Charges” pursuant to clauses (1)(a)(t) through (z) and clause (2) thereof), to the extent that any such Fixed Charges was deducted in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(6) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Cash Flow in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income attributable to such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the aggregate Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) [reserved];

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) unrealized losses and gains under Hedging Obligations included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of Accounting Standards Codification No. 815 will be excluded;

(5) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any asset sale (including dispositions pursuant to sale-and-leaseback transactions) or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness or Hedging Obligations of such Person shall be excluded;

(6) any impairment charge or asset write-off pursuant to Accounting Standards Codification No. 350, “Goodwill and Other Intangible Assets,” shall be excluded;

(7) any non-cash or other charges relating to any premium or penalty paid, write-off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity shall be excluded;

(8) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards shall be excluded; and

(9) any extraordinary, unusual or nonrecurring gain, loss or charge, together with any related provision for taxes on such extraordinary or nonrecurring gain, loss or charge, shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet, with such pro forma adjustments to total assets, reserves, current liabilities, goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Issuers.

“Credit Agreement” means (x) prior to the consummation of the Transactions, the Existing Credit Agreement and (y) upon consummation of the Transactions, the New Credit Agreement.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or Debt Issuances, in each case, not with Tesoro Corporation or any parent of TLLP (other than a facility the portion of which Tesoro Corporation or any parent of TLLP loans, finances or otherwise invests or participates in constitutes less than 10% of the proposed or outstanding issue amount of such facility, Debt Issuance or class of securities), providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other lenders, investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Issuances” means, with respect to TLLP or any of its Restricted Subsidiaries, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note for each series of Notes registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A-1 and Exhibit A-2, as applicable, hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which such series of Notes mature, except such Equity Interest that is solely redeemable with, or solely exchangeable for, any Equity Interest of such Person that is not Disqualified Equity. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity solely because the holders of the Equity Interest have the right to require TLLP or any of its Restricted Subsidiaries to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity if the terms of such Equity Interest provide that TLLP or such Restricted Subsidiary may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

“Domestic Subsidiary” means any Restricted Subsidiary of TLLP that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Equity Interests (other than Disqualified Equity) made for cash on a primary basis by TLLP after the Issue Date.

“Escrow Agent” means U.S. Bank National Association in its capacity as escrow agent and securities intermediary under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement dated as of October 29, 2014 among the Issuers, the Trustee and the Escrow Agent.

“Escrow End Date” means (x) February 28, 2015 or (y) such earlier date as the Issuers shall notify the Trustee in writing of the Issuers’ announcement that the Acquisition Agreement has been terminated or that it will not pursue the consummation of the Acquisition.

“Escrow Release Date” means the date of the Release.

“Escrowed Property” has the meaning set forth in Section 2(b)(iii) of the Escrow Agreement.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the applicable series of Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Existing 5.875% Indenture” means the Indenture dated September 14, 2012, among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented as of the Issue Date.

“Existing 6.125% Indenture” means the Indenture dated August 1, 2013, among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented as of the Issue Date.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of January 4, 2013, as amended on May 22, 2013, by and among Tesoro Logistics LP, Bank of America, N.A., as administrative agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole bookrunner, and the financial institutions party thereto, providing for revolving credit borrowings and letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of TLLP and its Subsidiaries (other than Indebtedness under the Credit Agreement and the Notes and the related Guarantees) in existence on the Issue Date, including the Existing Senior Notes.

“Existing Senior Notes” means the $600.0 million 5.875% senior notes of the Issuers due 2020 issued under the Existing 5.875% Indenture and the $550.0 million 6.125% senior notes of the Issuers due 2021 issued under the Existing 6.125% Indenture.

“Fair Market Value” means, with respect to consideration received or to be received, or given or to be given, pursuant to any transaction by TLLP or any Restricted Subsidiary, the fair market value of such consideration as determined in good faith by the Board of Directors of the General Partner in the case of transactions involving $50.0 million or more and otherwise by an officer of TLLP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems Disqualified Equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Reference Period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions (including, without limitation, a single asset, a division or segment or an entire company) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, asset purchase transactions or consolidations and including any related financing transactions during the Reference Period or subsequent to such Reference Period and on or prior to the Calculation

Date will be given pro forma effect as if they had occurred on the first day of the Reference Period, including any Consolidated Cash Flow and any pro forma expense and cost reductions and operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of TLLP (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of the applicable period to the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(5) if any Indebtedness is incurred or repaid under a revolving credit facility and is being given pro forma effect, the interest on such indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Fixed Charges” means, with respect to any specified Person for any period, (A) the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates and excluding (t) penalties and interest relating to taxes, (u) any “additional interest” relating to customary registration rights with respect to securities, (v) non-cash interest expense attributable to movement in mark-to-market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder and under GAAP), (w) accretion or accrual of discounts with respect to liabilities not constituting Indebtedness, (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and, with respect to Indebtedness issued in connection with the Acquisition, original issue discount and (z) any expensing of bridge, commitment and other financing fees; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable (i) solely in Equity Interests of TLLP (other than Disqualified Equity) or (ii) to TLLP or a Restricted Subsidiary of TLLP; minus

(B) to the extent included in (A) above, write-off of nonrecurring deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to, or any premium or penalty paid in connection with, paying any such Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. If there occurs a change in generally accepted accounting principles relating to revenue recognition resulting from the joint revenue recognition standard of the Financial Accounting Standards Board and the International Accounting Standards Board, and such change would cause a change in the method of calculation of standards or terms as determined in good faith by TLLP (an “Accounting Change”), then TLLP may elect, as evidenced by a written notice of TLLP to the Trustee, that such standards or terms shall be calculated as if such Accounting Change had not occurred. Any such election with respect to such Accounting Change may not thereafter be changed.

“General Partner” means Tesoro Logistics GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of TLLP or as the business entity with the ultimate authority to manage the business and operations of TLLP.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes for each series of Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A-1 and Exhibit A-2 hereto, as applicable, and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Sections 2.01 or 2.06 hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1) the Subsidiaries of TLLP, other than Finance Corp., executing this Indenture as initial Guarantors;

(2) each of TLLP’s Restricted Subsidiaries that becomes a guarantor of the Notes pursuant to Section 4.16 hereof; and

(3) each other Person executing a supplemental indenture in which such Person agrees to be bound by the terms of this Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred not for speculative purposes under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) reimbursement obligations in respect of bankers’ acceptances or letters of credit;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any earn-out obligations until after becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations), but excluding amounts recorded in accordance with Accounting Standards Codification No. 815, would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset (other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by TLLP or any Restricted Subsidiary of TLLP, in each case, securing Indebtedness of such Unrestricted Subsidiary or Joint Venture, as applicable) of the specified Person (whether or not such Indebtedness is assumed by the specified Person), but in an amount not to exceed the lesser of the amount of such Person’s obligation or indebtedness and the Fair Market Value of such assets, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the following shall not constitute “Indebtedness”:

(1) accrued expenses and trade accounts payable arising in the ordinary course of business;

(2) the incurrence by TLLP or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety, appeal, payment, insurance contracts and similar bonds issued for the account of TLLP and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of TLLP or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(3) any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such Indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and Special Interest, if any, and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;

(4) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence; and

(5) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors of the General Partner, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to TLLP and its Affiliates; provided, that providing accounting, appraisal or investment banking services to TLLP or any of its Affiliates or having an employee, officer or other representative serving as a member of the Board of Directors of the General Partner or any of its Affiliates will not disqualify any firm from being an Independent Financial Advisor.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial 2019 Notes” means the $500,000,000 aggregate principal amount of 2019 Notes issued under this Indenture on the date hereof.

“Initial 2022 Notes” means the $800,000,000 aggregate principal amount of 2022 Notes issued under this Indenture on the date hereof.

“Initial Notes” means, collectively, the Initial 2019 Notes and the Initial 2022 Notes.

“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets, LLC, UBS Securities LLC, Wells Fargo Securities, LLC, ABN AMRO Securities (USA) LLC, Mizuho Securities USA Inc. and SunTrust Robinson Humphrey, Inc.

“Interest Payment Date” means April 15 and October 15 of each year to stated maturity.

“Investment Grade Rating” of the Notes, means that the Notes shall have been assigned a Moody’s rating of Baa3 or higher and an S&P rating of BBB- or higher, or if one of such rating agencies shall not make a rating on the Notes publicly available for reasons outside the control of the Issuers, then “Investment Grade Rating” shall mean that the Notes shall have been assigned such a rating by one of such rating agencies and an equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by the Issuers.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (other than advances to customers in the ordinary course of business which are recorded as accounts receivable on the balance sheet of the lender and commissions, moving, travel and similar advances to employees and officers made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means October 29, 2014.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of TLLP in which TLLP or any of its Restricted Subsidiaries makes any Investment.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the City of New York or at the place of payment. If a payment date is on a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuers and sent to all Holders for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement. In no event shall a right of first refusal be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:

(a) any Asset Sale; or

(b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by TLLP or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale and any related severance and associated costs, expenses and charges of personnel related to the sold assets and related operations,

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, and

(4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by TLLP or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to TLLP or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“New Credit Agreement” means that certain Amended and Restated Credit Agreement, to be dated on or about the Issue Date, or if the Acquisition is not consummated on the Issue Date, the Escrow Release Date, by and among Tesoro Logistics LP, Bank of America, N.A., as administrative agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole bookrunner, and the financial institutions party thereto, providing for revolving credit borrowings and letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither TLLP nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, in each case, other than a pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor on such Indebtedness; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of TLLP or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

For purposes of determining compliance with Section 4.09 hereof, in the event that any Non-Recourse Debt of any of TLLP’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of TLLP.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes of a particular series and the Additional Notes of such series shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest and Special Interest, if any, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final Offering Memorandum of the Issuers, dated October 22, 2014 with respect to the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person (or, if such Person is a limited partnership, the general partner of such Person).

“Officers’ Certificate” means a certificate signed on behalf of a Person by two Officers of such Person that meets the requirements set forth in this Indenture. An Officers’ Certificate required to be delivered by the Issuers shall be signed by two Officers of each Issuer.

“Omnibus Agreement” means the Third Amended and Restated Omnibus Agreement, dated as of July 1, 2014, among Tesoro Corporation, Tesoro Refining and Marketing Company, Tesoro Companies, Inc., Tesoro Alaska Company, TLLP and the General Partner, as may be amended, supplemented or modified; provided such amendment, supplement or modification is not disadvantageous in any material respect to the holders of notes when taken as a whole as compared to the Omnibus Agreement as in effect on the Issue Date, as determined in good faith by TLLP.

“Operating Surplus” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to TLLP, the General Partner, any Subsidiary of TLLP or the General Partner or the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Participating Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Tesoro Logistics LP, dated as of April 26, 2011, as such may be further amended, modified or supplemented from time to time.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Equity of TLLP or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Equity was Indebtedness or Disqualified Equity of (i) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (ii) a Person that merged with or consolidated into TLLP or a Restricted Subsidiary; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged and amalgamated into us or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, (a) TLLP would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under Section 4.09(a) hereof or (b) the Fixed Charge Coverage Ratio for TLLP would be equal to or greater than the Fixed Charge Coverage Ratio for TLLP immediately prior to such transaction; provided that such Indebtedness was not incurred in contemplation of, or in connection with, such acquisition, merger or consolidation.

“Permitted Business” means either (1) marketing, gathering, transporting (by barge, pipeline, ship, truck or other modes of hydrocarbon transportation), terminalling, storing, producing, acquiring, developing, exploring for, exploiting, processing, fractionation, dehydrating and otherwise handling crude oil, gas, casinghead gas, drip gasoline, natural gasoline, condensates, distillates, liquid hydrocarbons, asphalt, gaseous hydrocarbons and all other constituents, elements, compounds or products refined or processed from any of the foregoing, which activities shall include, for the avoidance of doubt, constructing pipeline, platform, dehydration, processing, fractionation, storing and other energy-related facilities, and activities or services reasonably related or ancillary thereto, including entering into purchase and sale agreements, supply agreements and Hedging Obligations related to these businesses, (2) any other business that generates gross income at least 90% of which constitutes “qualifying income” under Section 7704(d) of the Code or (3) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) or (2) of this definition.

“Permitted Business Investments” means Investments by TLLP or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of TLLP or in any Joint Venture, provided that:

(1) either (a) at the time of such Investment and immediately thereafter, TLLP could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in Section 4.07 hereof) not previously expended at the time of making such Investment;

(2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiaries or Joint Venture that is recourse to TLLP or any of its Restricted Subsidiaries could, at the time such Investment is made, be incurred at that time by TLLP and its Restricted Subsidiaries under Section 4.09 hereof; and

(3) such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1) any Investment in TLLP or in a Restricted Subsidiary of TLLP;

(2) any Investment in cash and Cash Equivalents or deposit accounts;

(3) any Investment by TLLP or any Restricted Subsidiary of TLLP in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of TLLP; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, TLLP or a Restricted Subsidiary of TLLP;

(4) any security or other Investment received or Investment made as a result of the receipt of non-cash consideration from:

(a) an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof; or

(b) a disposition of assets that does not constitute an Asset Sale;

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity) of TLLP;

(6) any Investments received in compromise, settlement or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of TLLP or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure, perfection or enforcement by TLLP or any of its Restricted Subsidiaries with respect to any secured Investment in default, (B) claims or disputes owed to TLLP or any Restricted Subsidiary of TLLP that arose out of transactions in the ordinary course of business or (C) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments in the form of intercompany Indebtedness or guarantees of Indebtedness of a Restricted Subsidiary of TLLP permitted under clauses (6) and (11) of Section 4.09(b) hereof;

(8) Investments represented by Hedging Obligations permitted to be incurred in accordance with the provisions of this Indenture;

(9) loans or advances to employees made in the ordinary course of business of TLLP or any Restricted Subsidiary of TLLP in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(10) repurchases of the Notes;

(11) any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;

(12) Permitted Business Investments;

(13) Investments pursuant to agreements and obligations of TLLP and any Restricted Subsidiary in effect on the Issue Date and any renewals or replacements thereof on terms and conditions not materially less favorable to TLLP or such Restricted Subsidiary, as the case may be, than the terms of the Investment being renewed or replaced;

(14) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed the greater of (a) $200.0 million and (b) 5.0% of TLLP’s Consolidated Net Tangible Assets; and

(15) Investments made in Joint Ventures having an aggregate fair market value taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed the greater of (a) $200.0 million and (b) 5.0% of TLLP’s Consolidated Net Tangible Assets at the time of such Investment (with the fair market value of each Investment being measured at that time made and without giving effect to subsequent changes in value); provided, however, that any Investment pursuant to this clause (15) made in any Person that is a Joint Venture at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, TLLP may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to one or more of the above clauses (1) through (15) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens securing any Indebtedness under any Credit Facility and all Obligations and Hedging Obligations relating to such Indebtedness;

(2) Liens in favor of TLLP or the Guarantors;

(3) Liens on property of a Person existing at the time (a) such Person is merged with or into or consolidated with TLLP or any Subsidiary of TLLP, (b) such Person becomes a Restricted Subsidiary or (c) such property is otherwise acquired by TLLP or a Restricted Subsidiary; provided that such Liens were in existence prior to such merger, consolidation or other acquisition and do not extend to any assets other than those of the Person merged into or consolidated with TLLP or the Subsidiary in the case of a merger or consolidation pursuant to clause (a) or such property in the case of such other acquisition in the case of clause (b) or (c);

(4) Liens and deposits to secure the performance of statutory obligations, surety or appeal bonds, workers compensation obligations, unemployment insurance, reimbursement obligations owed to insurers, bids, performance bonds, leases, statutory obligations, other types of social security or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) or (12) of Section 4.09(b) hereof covering only the assets acquired, constructed, improved or developed with, or secured by, such Indebtedness;

(6) Liens existing on the Issue Date (other than Liens securing the Credit Facilities);

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, repairman’s, materialmen’s, mechanics’ and other like Liens, in each case, incurred in the ordinary course of business;

(9) defects, irregularities and deficiencies in title of any rights of way or other property, survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions and other similar encumbrances as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially interfere with the ordinary conduct of the business of TLLP or any of its Subsidiaries and defects, irregularities and deficiencies in title to any property of TLLP or any of its Subsidiaries, which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

(10) inchoate Liens arising under the Employee Retirement Income Security Act of 1974, and any amendments thereto;

(11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(12) Liens on any property or asset acquired, constructed or improved by TLLP or any of its Restricted Subsidiaries, which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the Fair Market Value of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(13) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by TLLP or any Restricted Subsidiary of TLLP to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(14) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of TLLP or any of its Subsidiaries on deposit with or in possession of such bank;

(15) Liens to secure performance of Hedging Obligations of TLLP or any of its Restricted Subsidiaries;

(16) Liens on pipelines or pipeline facilities that arise by operation of law;

(17) Liens incurred in the ordinary course of business of TLLP or any Restricted Subsidiary of TLLP with respect to obligations that at any one time outstanding do not exceed the greater of (a) $200.0 million and (b) 5.0% of Consolidated Net Tangible Assets;

(18) Liens resulting from the deposit of money or other Cash Equivalents or other evidence of Indebtedness in trust for the purpose of defeasing Indebtedness of TLLP or any of its Restricted Subsidiaries;

(19) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay accrued interest on such Indebtedness and any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(20) Liens relating to future escrow arrangements securing Indebtedness incurred in accordance with this Indenture;

(21) any interest or title of a lessor under any lease entered into by TLLP or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(22) any Lien securing Indebtedness, neither assumed nor guaranteed by TLLP or any of its Subsidiaries nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by TLLP for substation, metering station, pump station, storage, gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause (22) does not materially impair the use of the property covered by such Lien for the purposes of which such property is held by TLLP or any of its Subsidiaries;

(23) any obligations or duties affecting any of the property of TLLP or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(24) Liens upon specific items of inventory, accounts receivables or other goods and proceeds of TLLP or any Restricted Subsidiary securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, accounts receivables or other goods and proceeds;

(25) any Liens securing industrial development, pollution control or similar bonds;

(26) Liens renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (25) above; provided that (a) the principal amount of Indebtedness secured by such Lien does not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal, extension, refinance or refund of such Lien, plus all accrued interest on the Indebtedness secured thereby and the amount of all fees, expenses and premiums incurred in connection therewith, and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby; and

(27) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing, defeasing or discharging Indebtedness so long as such deposit of funds or securities and such decreasing, defeasing or discharging of Indebtedness are permitted under Section 4.07.

“Permitted Refinancing Indebtedness” means any Indebtedness of TLLP or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of TLLP or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness that extends, refinances, renews, replaces, defeases or refunds Permitted Refinancing Indebtedness; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes or the Note Guarantees, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by TLLP or by a Restricted Subsidiary who is an obligor on or guarantor of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QEP Guarantors” means each Restricted Subsidiary (other than the Restricted Subsidiaries of the Issuers prior to the consummation of the Acquisition) that guarantees any Indebtedness of the Issuers under the Credit Agreement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Owner” means, collectively (a) Tesoro Corporation, (b) each Person of which Tesoro Corporation is a direct or indirect Subsidiary and (c) each Person which is a direct or indirect Subsidiary of any Person described in clause (a) or (b) of this definition.

“Rating Agencies” means Moody’s and S&P.

“Rating Categories” means:

(1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of such series of Notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of such series of Notes has decreased by one or more gradations, gradations within Ratings Categories, namely + or - for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB -to B+ will constitute a decrease of one gradation.

“Reference Period” means, with respect to any date of determination, the four most recent fiscal quarters of TLLP for which internal financial statements are available.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 29, 2014, among the Issuers, the Guarantors and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Issuers, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuers to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A-1 and Exhibit A-2, as applicable, hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Regulation S.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person, Indebtedness of such Person, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is subordinate in right of payment to the Notes or the Note Guarantee of such Person, as the case may be.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Special Interest” has the meaning set forth in the Registration Rights Agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of TLLP (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to the Notes and any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of shares of the Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally to such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the date on which this Indenture is qualified under the TIA; provided, however, that in the event the TIA is amended after such date, “TIA” means, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.

“Treasury Rate” means, (x) with respect to the 2019 Notes, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to September 15, 2019; provided, however, that if the period from the Redemption Date to September 15, 2019, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used; and (y) with respect to the 2022 Notes, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 15, 2018; provided, however, that if the period from the redemption date to October 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means U.S. Bank National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of TLLP (other than Finance Corp. or any successor to it) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted under clauses (b)(3) and (b)(4) of Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with TLLP or any Restricted Subsidiary of TLLP unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to TLLP or such Restricted Subsidiary than those that might be obtained, in light of the circumstances, at the time from Persons who are not Affiliates of TLLP;

(3) is a Person with respect to which neither TLLP nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of TLLP or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries. Any designation of a Subsidiary of TLLP as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of TLLP as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, TLLP will be in default of such covenant.

“U S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then-outstanding principal amount of such Indebtedness.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Incremental Funds”	4.07
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt	4.09
“Purchase Date”	3.09
“Redemption Date”	3.07
“Registrar”	2.03
“Release”	13.02
“Restricted Payments”	4.07
“Special Mandatory Redemption”	3.10
“Termination Date”	4.18

Section 1.03 Incorporation by Reference of Trust Indenture Act.

At all times after the effectiveness of a registration statement under the Registration Rights Agreement, this Indenture will be subject to the mandatory provisions of the TIA, which unless otherwise indicated are incorporated by reference in and made a part of this Indenture effective upon the effectiveness of any such registration statement. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms if used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Note Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) both “shall” and “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(8) references to a series of Notes means the 2019 Notes or the 2022 Notes, as applicable.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form set forth in Exhibit A-1 hereto, in the case of the 2019 Notes, and Exhibit A-2 hereto, in the case of the 2022 Notes. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $ 1,000 in excess thereof.

The terms and provisions contained in the Notes of each series will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note of such series conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form set forth in Exhibit A-1 hereto, in the case of the 2019 Notes, and Exhibit A-2 hereto, in the case of the 2022 Notes (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form set forth in Exhibit A-1 hereto, in the case of the 2019

Notes, and Exhibit A-2 hereto, in the case of the 2022 Notes (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes of such series as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes of such series from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes of such series represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes of such series represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for each of the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid,

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuers signed by two Officers of each Issuer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes and Exchange Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03 Registrar and Paying Agent.

The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. TLLP, Finance Corp. or any of TLLP’s Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest and Special Interest, if any, on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than TLLP or a Subsidiary) will have no further liability for the money. If TLLP or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to TLLP, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes in a minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof if:

(1) the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 90 days after the date of such notice from the Depositary;

(2) the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes and the Depositary notifies the Trustee of its decision to exchange the Global Notes for Definitive Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs of this Section 2.06, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(6)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon consummation of an Exchange Offer by the Issuers in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(6)(2) above and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal (or via the Depositary’s book-entry system) that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) [Reserved].

(F) if such beneficial interest is being transferred to TLLP or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal (or via the Depositary’s book-entry system) that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) [Reserved].

(F) if such Restricted Definitive Note is being transferred to TLLP or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal (or via the Depositary’s book-entry system) that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal (or via the Depositary’s book-entry system) that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate:

(1) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Participating Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuers; and

(2) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Participating Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuers.

Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuers will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR

PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF RULE 144A SECURITIES) AFTER THE LATER OF THE ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) OR 40 DAYS (IN THE CASE OF REGULATION S SECURITIES), ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

“IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION

PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole but not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interests in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interests in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interests in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer or exchange tax or similar governmental charge payable in connection therewith (other than any such transfer or exchange taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuers will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of each of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note; however, Notes held by TLLP or a Subsidiary of TLLP shall not be deemed to be outstanding for purposes of Section 3.07(b)(1) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest and Special Interest, if any, on it ceases to accrue.

If the Paying Agent (other than TLLP, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 Issuance of Additional Notes.

After the Issue Date, the Issuers shall be entitled, subject to their compliance with Section 4.09 hereof, to issue Additional Notes under this Indenture, which Notes shall have identical terms as the Notes issued on the Issue Date, other than with respect to the date of issuance and issue price. All the Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture including waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, each Issuer shall set forth in a board resolution and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the aggregate principal amount of such Additional Notes to be issued, authenticated and delivered pursuant to this Indenture.

In authenticating such Additional Notes, and accepting the additional responsibilities under this Indenture in relation to such Additional Notes, the Trustee shall receive, and, subject to Section 7.01, shall be fully protected in relying upon:

(i) an executed supplemental indenture, if any; and

(ii) an Officers’ Certificate and Opinion of Counsel delivered in accordance with Section 12.04.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 15 days but not more than 60 days before a Redemption Date, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the Redemption Date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes To Be Redeemed or Purchased.

If less than all of the Notes of any series are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes of each such series for redemption or purchase as follows:

(1) if the relevant series of Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

(2) on a pro rata basis to the extent practicable; or

(3) on a pro rata basis, by lot or such other similar method in accordance with the procedures of DTC.

No Notes of $2,000 or less can be redeemed in part. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 15 days (or such shorter period as is specified solely in respect of any Special Mandatory Redemption) but not more than 60 days before a Redemption Date, the Issuers will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof. Notice of any redemption of the Notes, (including upon an Equity Offering or in connection with a transaction (or series of related transactions) that constitute a Change of Control) may, at the Issuers’ discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or Change of Control. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed, or such notice may be rescinded at any time in the Issuers’ discretion if in the good faith judgment of the Issuers any or all of such conditions will not be satisfied. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

The notice will identify the Notes to be redeemed and will state:

(1) the Redemption Date;

(2) the redemption price, if then determinable, and, if not, then a method for determination;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ names and at their expense; provided, however, that the Issuers have delivered to the Trustee, at least 20 days prior to the Redemption Date (or such shorter time period as the Trustee may agree), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price, unless the redemption is subject to a condition precedent that is not satisfied or waived.

Section 3.05 Deposit of Redemption or Purchase Price.

On or prior to the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Special Interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Special Interest, if any, on, all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a)

(1) At any time prior to September 15, 2019, the Issuers may redeem all or part of the 2019 Notes at a redemption price equal to 100% of the principal amount of the 2019 Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

(2) At any time on or after September 15, 2019, the Issuers may redeem the 2019 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2019 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

(b)

(1) At any time prior to October 15, 2017, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the outstanding 2022 Notes (including any Additional 2022 Notes) issued under this Indenture at a redemption price of 106.25% of the principal amount with an amount equal to or less than the net cash proceeds of one or more Equity Offerings, plus accrued and unpaid interest and Special Interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date); provided that:

(A) at least 65% of the aggregate principal amount of 2022 Notes originally issued under this Indenture (excluding 2022 Notes held by TLLP and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(B) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(2) On or after October 15, 2018, the Issuers may redeem all or a part of the 2022 Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the 2022 Notes redeemed, to, but excluding, the applicable

Redemption Date, if redeemed during the twelve-month period beginning on October 15 of each year indicated below, subject to the rights of Holders of 2022 Notes on the relevant record date to receive interest on the relevant Interest Payment Date:

Year	Percentage
2018	103.125%
2019	101.563%
2020 and thereafter	100.000%

(3) At any time prior to October 15, 2018, the Issuers may also redeem all or a part of the 2022 Notes at a redemption price equal to 100% of the principal amount of 2022 Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, thereon to, but excluding, the redemption date (the “Redemption Date”), subject to the rights of Holders of 2022 Notes on the relevant record date to receive interest due on the relevant Interest Payment Date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. With respect to any redemption pursuant to this Section 3.07(b)(3), the Issuers shall notify the Trustee of the Applicable Premium with respect to the 2022 Notes promptly after the calculation thereof and the Trustee shall not be responsible for such calculation.

(c) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(d) Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes of such series or portions thereof called for redemption on the applicable Redemption Date.

Section 3.08 Mandatory Redemption.

Except as set forth under Section 3.10, neither of the Issuers is required to make mandatory redemption or sinking fund payments with respect to the Notes.

The Issuers are not prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of this Indenture.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Issuers are required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu, with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest and Special Interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Issuers will send, by first class mail, a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 and integral multiples of $1,000 in excess thereof only;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuers, a Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission, letter or other specified means of communication setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Trustee will select the Notes and the representative of such other pari passu Indebtedness will select such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments in each case as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes of the applicable series equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09. The Issuers, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon written request from the Issuers, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.10 Special Mandatory Redemption.

(a) If (i) the Release has not occurred on or prior to the Escrow End Date or (ii) if the Issuers shall notify the Trustee in writing of the Issuers’ announcement that the Acquisition Agreement has been terminated or that it will not pursue the consummation of the Acquisition, the Issuers will, on a day not more than three Business Days following the Escrow End Date or the date of such notice, as applicable (such date, the “Special Mandatory Redemption Date”), redeem all of the 2022 Notes (the “Special Mandatory Redemption”) at a price equal to 100% of the issue price of the 2022 Notes, plus accrued and unpaid interest from the Issue Date to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). Notice of the Special Mandatory Redemption will be mailed promptly to each Holder of 2022 Notes at its registered address, the Trustee and the Escrow Agent. Upon receipt of the notice of Special Mandatory Redemption, the Escrow Agent will, to the extent necessary, liquidate a portion of the Escrowed Property held by it sufficient to pay the Special Mandatory Redemption Price no later than the Business Day prior to the Special Mandatory Redemption Date.

(b) On the Special Mandatory Redemption Date, the Escrow Agent shall pay to a paying agent for payment to each Holder of 2022 Notes the Special Mandatory Redemption Price for such Holder’s 2022 Notes. After the Escrow End Date, all interest earned on the Escrowed Property and any other Escrowed Property that is not required to be applied towards a Special Mandatory Redemption shall be paid to the Issuers upon the Issuers’ request.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuers will pay or cause to be paid the principal of, premium, if any, and interest and Special Interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Special Interest, if any, will be considered paid on the date due if the Paying Agent, if other than the TLLP or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Issuers will pay all Special Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

Section 4.02 Maintenance of Office or Agency.

The Issuers will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, TLLP shall furnish (whether through hard copy or Internet access) to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if TLLP were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if TLLP were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on TLLP’s consolidated financial statements by TLLP’s independent registered public accounting firm. In addition, TLLP will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time TLLP is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, TLLP will nevertheless continue filing the reports specified in the preceding paragraphs of this Section 4.03 with the SEC within the time periods specified above unless the SEC will not accept such a filing; provided that, for so long as TLLP is not subject to the periodic reporting requirements of the Exchange Act for any reason, the time period for filing reports on Form 8-K shall be five (5) Business Days after the event giving rise to the obligation to file such report. If the SEC will not accept TLLP’s filings for any reason, TLLP will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if TLLP were required to file those reports with the SEC.

If TLLP has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of TLLP and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of TLLP.

(b) For so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by Section 4.03(a), the Issuers and the Guarantors will furnish to the Holders of Notes and to securities analysts and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

TLLP will be deemed to have furnished such reports required in clauses (a) and (b) above to the Trustee and the Holders of the Notes if it has filed such reports with the SEC using the EDGAR filing system (or any successor thereto) and such reports are publicly available.

Section 4.04 Compliance Certificate.

(a) The Issuers and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate (at least one of the signatories of which shall be the principal executive officer, the principal financial officer, or the principal accounting officer of TLLP) stating that a review of the activities of the Issuers and TLLP’s Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the tens, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto).

(b) So long as any of the Notes are outstanding, the Issuers will deliver to the Trustee, within ten Business Days of becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

Section 4.05 Taxes.

The Issuers will pay or discharge, and will cause each of TLLP’s Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws.

The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and the Notes; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenants (to the extent that they may lawfully do so) that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) TLLP will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of TLLP’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving TLLP or any of its Restricted Subsidiaries) or to the direct or indirect holders of TLLP’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than distributions or dividends payable solely in Equity Interests of TLLP (other than Disqualified Equity) and other than distributions or dividends payable solely to TLLP or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving TLLP) any Equity Interests of TLLP or any direct or indirect parent of TLLP;

(3) make any payment to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of TLLP or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding (a) any intercompany Indebtedness between or among TLLP and any of its Restricted Subsidiaries and (b) the payment of principal, purchase, repurchase or other acquisition of Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of payment, purchase, repurchase or other acquisition); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing and either:

(1) if the Fixed Charge Coverage Ratio for TLLP’s Reference Period is not less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by TLLP and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10) and (11) of Section 4.07(b) hereof) during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

(A) Available Cash from Operating Surplus as of the end of the immediately preceding fiscal quarter; plus

(B) 100% of the aggregate net cash proceeds, or the Fair Market Value of assets or property, received by TLLP since September 14, 2012 as a contribution to its common equity capital or from the issue or sale of (i) Equity Interests of TLLP (other than Disqualified Equity) or (ii) convertible or exchangeable Disqualified Equity or convertible or exchangeable debt securities of TLLP that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Equity or debt securities) sold to a Subsidiary of TLLP); plus

(C) to the extent that any Restricted Investment that was made after September 14, 2012 is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the return of capital or similar payment made in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any); plus

(D) the net reduction in Restricted Investments made after September 14, 2012 resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to TLLP or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after September 14, 2012 (items (B), (C) and (D) being referred to as “Incremental Funds”); minus

(E) the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

(2) if the Fixed Charge Coverage Ratio for TLLP’s Reference Period-is less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by TLLP and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10) and (11) of Section 4.07(b) hereof) during the quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on common units and subordinated units of TLLP, plus the related distribution on the general partner interest), is less than the sum, without duplication, of:

(A) $400.0 million less the aggregate amount of all Restricted Payments made by TLLP and its Restricted Subsidiaries pursuant to this clause (2)(A) during the period ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment and beginning on September 14, 2012; plus

(B) Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or distribution or the consummation of an irrevocable redemption of Subordinated Obligations within 60 days after the date of the declaration of such dividend or the delivery of the irrevocable notice of redemption, as the case may be, if at the date of declaration or the date on which such irrevocable notice is delivered, such dividend or redemption would have complied with the provisions of this Indenture (assuming, in the case of a redemption payment, the giving of the notice of such redemption payment would have been deemed to be a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to TLLP from any Person (other than a Restricted Subsidiary of TLLP) or (b) sale or issuance (other than to a Restricted Subsidiary of TLLP) of Equity Interests (other than Disqualified Equity) of TLLP, with a sale or issuance being deemed substantially concurrent if such Restricted Payment occurs not more than 120 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded or deducted from the calculation of Available Cash from Operating Surplus and Incremental Funds;

(3) the making of any principal payment on, or the defeasance, redemption, repurchase, retirement or other acquisition of, any Subordinated Obligation with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any distribution or dividend by a Restricted Subsidiary of TLLP to the holders of such Restricted Subsidiary’s Equity Interests (other than Disqualified Equity) on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of TLLP or any Restricted Subsidiary of TLLP held by any current or former officer, director, consultant or employee of the General Partner, TLLP or any of their respective Subsidiaries pursuant to any equity subscription agreement or plan, stock or unit option agreement, shareholders’ agreement, employment agreement or similar agreement; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (with unused amounts in any calendar year to be carried forward to successive calendar years and added to such amount); provided further that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds received by TLLP or any of its Restricted Subsidiaries from sales of Equity Interests of TLLP to members of management, employees or directors of the General Partner, TLLP or their respective Subsidiaries that occurs after September 14, 2012 (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clauses (1)(B) or (2)(B) of Section 4.07(a) hereof), plus (b) the cash proceeds of key man life insurance policies received by TLLP or any of its Restricted Subsidiaries after September 14, 2012;

(6) payments or dividends of Disqualified Equity issued pursuant to Section 4.09 hereof;

(7) repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options, warrants or other convertible securities if such Equity Interests represent a portion of the exercise price of such options, warrants or other convertible securities;

(8) cash payments in lieu of the issuance of fractional shares or units, or the purchase by TLLP of fractional shares or units, in connection with (a) the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of TLLP or (b) stock or unit dividends, splits or combinations or business combinations;

(9) in connection with an acquisition by TLLP or any of its Restricted Subsidiaries, the return to TLLP or any of its Restricted Subsidiaries of Equity Interests of TLLP or any of its Restricted Subsidiaries constituting a portion of the purchase consideration in settlement of indemnification claims or pursuant to purchase price adjustments under the acquisition agreement;

(10) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligations pursuant to Sections 4.10 or 4.15; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(11) the issuance of common Equity Interests upon the conversion of subordinated Equity Interests;

provided further, that, with respect to clauses (5), (6) and (10) of this Section 4.07(b), no Default shall have occurred and be continuing.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by TLLP or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For the purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (11) and/or one or more of the exceptions contained in the definition of “Permitted Investments,” or is permitted pursuant to the first paragraph of this covenant, TLLP will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such clauses (1) through (11) and such first paragraph and/or one or more of the exceptions contained in the definition of “Permitted Investments,” in any manner that complies with this Section 4.07.

Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) TLLP will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of TLLP (other than Finance Corp.) that is not a Guarantor to:

(1) pay dividends or make any other distributions on its Equity Interests to TLLP or any of its Restricted Subsidiaries that is a Guarantor, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to TLLP or any of its Restricted Subsidiaries that is a Guarantor; provided that the priority of any preferred equity or similar Equity Interest in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on common equity shall not be deemed to be a restriction on the ability to make distributions on Capital Stock;

(2) make loans or advances to TLLP or any of its Restricted Subsidiaries that is a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to TLLP or any of its Restricted Subsidiaries that is a Guarantor.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the Issue Date, including the Existing 5.875% Indenture, the Existing 6.125% Indenture and the Credit Agreement and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the Issue Date or, in the case of the Credit Agreement, on the Escrow Release Date (if applicable);

(2) this Indenture, the Notes and the Note Guarantees;

(3) agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under Section 4.09 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Equity Interest of a Person acquired by TLLP or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interest was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment provisions in contracts, agreements, licenses and leases entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a) hereof;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary or assets of such Restricted Subsidiary that contains any such restrictions on that Restricted Subsidiary pending such sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements;

(12) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(13) other Indebtedness, Disqualified Equity or preferred securities permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that, in the good faith judgment of TLLP determined at the time of the incurrence of such Indebtedness, Disqualified Equity or preferred securities, the encumbrances and restrictions contained therein will not materially impair TLLP’s ability to make payments under the Notes when due;

(14) encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under this Indenture from time to time;

(15) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(16) secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness and any related encumbrance or restriction contained in security agreements, mortgages or purchase money agreements.

Section 4.09 Incurrence of Indebtedness and Issuance of Disqualified Equity.

(a) TLLP will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and TLLP will not issue any Disqualified Equity and will not permit any of its Restricted Subsidiaries to issue any Disqualified Equity; provided, however, that TLLP and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and TLLP and any Restricted Subsidiary may issue Disqualified Equity, if the Fixed Charge Coverage Ratio for TLLP’s Reference Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Equity had been issued, as the case may be, at the beginning of such Reference Period.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by TLLP and any Restricted Subsidiary of Indebtedness pursuant to one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of TLLP and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $900.0 million and (b) the sum of $600.0 million and 20.0% of Consolidated Net Tangible Assets (determined as of the date of incurrence and after giving effect to the use of proceeds therefrom);

(2) the incurrence by TLLP, Finance Corp. and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by TLLP, Finance Corp. and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement in exchange therefor;

(4) the incurrence by TLLP or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, Synthetic Lease Obligations, mortgage financings or purchase money obligations (including any Acquired Debt), in each case, incurred in connection with the purchase of, or for the purpose of financing all or any part of the purchase price or cost of construction, improvement or development of, property, plant or equipment used or useful in the business of TLLP or any of its Restricted Subsidiaries and related financing costs, and Attributable Debt in respect of sale and leaseback transactions, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), at any time outstanding not to exceed the greater of (a) $200.0 million and (b) 5.0% of TLLP’s Consolidated Net Tangible Assets (determined as of the date of incurrence and after giving effect to the use of proceeds therefrom);

(5) the incurrence by TLLP or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clause (2), (3), (12) or (13) of this Section 4.09(b) or this clause (5);

(6) the incurrence by TLLP or any of its Restricted Subsidiaries of intercompany Indebtedness between or among TLLP and any of its Restricted Subsidiaries; provided, however, that:

(A) if TLLP or any Guarantor is the obligor on such Indebtedness and the payee is not TLLP or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of TLLP, or the Note Guarantee, in the case of a Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than TLLP or a Restricted Subsidiary of TLLP and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either TLLP or a Restricted Subsidiary of TLLP, will be deemed, in each case, to constitute an incurrence of such Indebtedness by TLLP or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by TLLP or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the guarantee by TLLP or any of the Guarantors of Indebtedness of TLLP or a Restricted Subsidiary of TLLP or the Indebtedness incurred by Joint Ventures constituting Permitted Investments; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or Note Guarantees, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(9) the incurrence by TLLP or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation or similar liabilities, health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance contracts, reclamation, statutory obligations, bankers’ acceptances, and bid, performance, advance, payment, deposit, appeal and surety bonds in the ordinary course of business, including guarantees and obligations respecting standby letters of credit supporting such obligations, to the extent not drawn (in each case other than an obligation for money borrowed) and replacements of any of the foregoing;

(10) the incurrence by TLLP or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(11) the issuance by TLLP or any of its Restricted Subsidiaries of Disqualified Equity to TLLP or any of its Restricted Subsidiaries, as the case may be; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests of a Restricted Subsidiary that results in any such Disqualified Equity being held, directly or indirectly, by a Person other than TLLP or a Restricted Subsidiary of TLLP; and

(b) any sale or other transfer of any such Disqualified Equity to a Person that is not either TLLP or a Restricted Subsidiary of TLLP,

will be deemed, in each case, to constitute an issuance of such Disqualified Equity by TLLP or such Restricted Subsidiary that was not permitted by this clause;

(12) the incurrence by TLLP or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(13) the incurrence by TLLP of Indebtedness in the ordinary course of business under documentary letters of credit, which are to be repaid in full not more than one year after the date on which such Indebtedness was originally incurred to finance the purchase of goods by TLLP or any of its Restricted Subsidiaries;

(14) the incurrence of Indebtedness arising from agreements with TLLP or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of this Indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and

(15) the incurrence by TLLP or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, not to exceed the greater of (a) $200.0 million and (b) 5.0% of Consolidated Net Tangible Assets (determined as of the date of incurrence and after giving effect to the use of proceeds therefrom).

TLLP will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of TLLP or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of TLLP solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, TLLP will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09; provided that Indebtedness under the Credit Agreement outstanding on each of the Issue Date and the Escrow Release Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.”

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Equity in the form of additional shares of the same class of Disqualified Equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity for purposes of this Section 4.09. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that TLLP or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10 Asset Sales.

TLLP will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) TLLP (or the Restricted Subsidiary, as the case may be) receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale and which shall give effect to the assumption by another Person of any liabilities as provided for in clause (A) of the following paragraph) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by TLLP or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of the preceding clause (2) of this provision, each of the following shall be deemed to be cash:

(A) any liabilities, as shown on TLLP’s most recent consolidated balance sheet, of TLLP or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases TLLP or such Restricted Subsidiary from further liability;

(B) any securities, notes or other obligations received by TLLP or any such Restricted Subsidiary in connection with such transaction that within 90 days after the Asset Sale (subject to ordinary settlement periods) are converted by TLLP or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(C) any stock or assets of the kind referred to in clauses (2) or (4) of the next succeeding paragraph received by TLLP or any such Restricted Subsidiary in connection with such transaction; and

(D) accounts receivable of a business retained by TLLP or any of its Restricted Subsidiaries, as the case may be, following the sale of such business, provided such accounts receivable (x) are not past due more than 60 days and (y) do not have a payment date greater than 90 days from the date of the invoices creating such accounts receivable;

provided that any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Lien incurred not in violation of Section 4.12 or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure, shall not be required to satisfy the conditions set forth in clauses (1) and (2) of this paragraph.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, TLLP (or any Restricted Subsidiary) may apply such Net Proceeds at its option to any combination of the following:

(1) to prepay, repay, redeem or repurchase Senior Indebtedness of TLLP and/or its Restricted Subsidiaries;

(2) to acquire a controlling interest in another business or all or substantially all of the assets of, or any Capital Stock or operating line of, another business, in each case engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of TLLP;

(3) to make capital expenditures; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided that, in the case of clauses (2), (3) and (4) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as TLLP (or the applicable Restricted Subsidiary, as the case may be) enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); and such Net Proceeds are actually applied in such manner within the later of 365 days from the consummation of the Asset Sale and 180 days from the date of the Acceptable Commitment, and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, TLLP (or the applicable Restricted Subsidiary, as the case may be) enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination and such Net Proceeds are actually applied in such manner within 180 days from the date of the Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any Net Proceeds, TLLP or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this Section 4.10 will constitute “Excess Proceeds.” Within five days after the date on which the aggregate amount of Excess Proceeds exceeds $50.0 million (or, at the Issuers’ option, any earlier date), the Issuers will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value) thereof plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, TLLP or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the representative of such other pari passu Indebtedness will select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

TLLP will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.10, TLLP will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) TLLP will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of TLLP (each, an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $5.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to TLLP or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by TLLP or such Restricted Subsidiary with an unrelated Person or, if no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to TLLP or the relevant Restricted Subsidiary from a financial point of view; and

(2) TLLP delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, a resolution of the Board of Directors of the General Partner set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a) and that such Affiliate Transaction has been approved by either the Conflicts Committee of the Board of Directors of the General Partner (so long as the members of the Conflicts Committee approving the Affiliate Transaction are disinterested) or a majority of the disinterested members of the Board of Directors of the General Partner.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) reasonable fees and compensation paid to or for the benefit of any employee, officer or director of TLLP, any of its Restricted Subsidiaries or the General Partner, and any employment agreement, customary benefit program or arrangement (including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings and similar plans), equity award, equity option or equity appreciation agreement or plan, officer or director indemnification agreement or any similar arrangement entered into by TLLP, any of its Restricted Subsidiaries or the General Partner existing on the Issue Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements;

(2) transactions between or among TLLP and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of TLLP) that is an Affiliate of TLLP solely because TLLP owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) any issuance of Equity Interests (other than Disqualified Equity) of TLLP to Affiliates of TLLP;

(5) Restricted Payments or Permitted Investments that do not violate Section 4.07 hereof;

(6) customary compensation, indemnification and other benefits made available to officers, directors or employees of TLLP, a Restricted Subsidiary of TLLP or the General Partner, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(7) in the case of gathering, transportation, marketing, hedging, production handling, operating, construction, terminalling, processing, fractionation, storage, lease, platform use, or other operational contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by TLLP or any Restricted Subsidiary and third parties, or if neither TLLP nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s-length basis, as determined by the Board of Directors of the General Partner;

(8) loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

(9) the existence of, or the performance by TLLP or any Restricted Subsidiary of its obligations under the terms of, any written agreement in effect on the Issue Date, as such agreement may be amended, modified or supplemented from time to time and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by TLLP or any Restricted Subsidiary of its obligations under, any future amendment to such agreements or under any such similar agreements shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not less favorable to the Holders in any material respect as compared to the terms of the agreement in effect on the Issue Date;

(10) any transaction in which TLLP or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to TLLP or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of Section 4.11(a);

(11) guarantees of performance by TLLP or any of its Restricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money;

(12) (A) guarantees by TLLP or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries or Joint Ventures in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (B) pledges by TLLP or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries or Joint Ventures for the benefit of lenders or other creditors of Unrestricted Subsidiaries or Joint Ventures as contemplated by clause (13) of the definition of “Permitted Liens” with respect to clause (B) so long as any such transaction, if involving aggregate consideration in excess of $75.0 million, has been approved by a majority of the disinterested members of the Board of Directors of the General Partner;

(13) any transactions between TLLP or any Restricted Subsidiary and any Person, a director of which is also a director of TLLP or a Restricted Subsidiary; provided that such director abstains from voting as a director of TLLP or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction; and

(14) any purchase or other acquisition or related transaction pursuant to the Omnibus Agreement.

Section 4.12 Liens.

TLLP will not and will not permit any Guarantor to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless:

(1) in the case of Liens securing Subordinated Obligations of TLLP or a Guarantor, the Notes or Note Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on a senior basis to the Subordinated Obligations so secured with the same priority that the Notes or Note Guarantees, as applicable, have to such Subordinated Obligations until such time as such Subordinated Obligations are no longer so secured by a Lien; and

(2) in the case of Liens securing Senior Indebtedness of TLLP or a Guarantor, the Notes or Note Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on an equal and ratable basis with the Senior Indebtedness so secured until such time as such Senior Indebtedness is no longer so secured by a Lien.

Any Lien on property or assets of TLLP or any Guarantor created for the benefit of Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged at such time as there are no other Liens of any kind (other than Permitted Liens) on such property or assets securing Indebtedness.

Section 4.13 Limitations on Finance Corp. Activities.

Finance Corp. shall not incur Indebtedness unless (1) TLLP is a borrower, issuer, co-issuer or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to TLLP, used to acquire outstanding debt securities issued by TLLP or used to repay Indebtedness of TLLP as permitted under Section 4.09 hereof. Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for TLLP or its Restricted Subsidiaries.

Section 4.14 Corporate Existence.

Subject to Article 5 hereof, TLLP shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its limited partnership existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of TLLP or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of TLLP and its Subsidiaries; provided, however, that TLLP shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of TLLP and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Offer to Repurchase Upon Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event with respect to a series of Notes, the Issuers will make an offer (a “Change of Control Offer”) to each Holder of such series of Notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to, but excluding, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes of the applicable series validly tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 20 Business Days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note of the applicable series not tendered will continue to accrue interest;

(4) that, unless the Issuers Default in the payment of the Change of Control Payment, all Notes of the applicable series accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes of the applicable series purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” attached to such Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes of the applicable series delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7) that Holders whose Notes of the applicable series are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes of the applicable series or portions of Notes of the applicable series properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes of the applicable series or portions of such Notes properly tendered pursuant to the Change of Control Offer; and

(3) deliver or cause to be delivered to the Trustee the Notes accepted for purchase together with an Officers’ Certificate stating the aggregate principal amount of Notes of the applicable series or portions of such Notes being purchased by the Issuers.

The Paying Agent will promptly mail to each Holder properly tendered the Change of Control Payment for such Notes (or, if all the Notes of such series are then in global form, it will make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $ 1,000 in excess thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.15, the Issuers will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made with respect to the Notes in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement for the Change of Control Triggering Event is in place at the time of making the Change of Control Offer.

With respect to a series of Notes, in the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes of such series tender and do not withdraw such Notes in a Change of Control Offer and TLLP (or the third party making the Change of Control Offer as provided above) purchases all of the Notes validly tendered and not withdrawn by such Holders, TLLP or such third party shall have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest on the Notes that remain outstanding to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

Section 4.16 Additional Guarantors.

If, after the Issue Date, any Domestic Subsidiary (other than Finance Corp.) of TLLP that is not already a Guarantor guarantees any other Indebtedness of either of the Issuers under a Credit Facility in an aggregate principal amount in excess of $50.0 million, then that Subsidiary will become a Guarantor by executing and delivering a supplemental indenture to the Trustee within 30 Business Days of the date on which it guaranteed or incurred such Indebtedness; provided that the preceding shall not apply to Subsidiaries of TLLP that have been properly designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Guarantee of a Restricted Subsidiary that was incurred pursuant to this Section 4.16 will be released in accordance with Section 10.05 hereof.

Section 4.17 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the General Partner may designate any Subsidiary of TLLP to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by TLLP and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of “Permitted Investments”, as determined by TLLP; provided that any designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”.

Any designation of a Subsidiary of TLLP as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the General Partner giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of TLLP as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, TLLP will be in default of such covenant. The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of TLLP; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of TLLP of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis and (2) no Default or Event of Default would be in existence following such designation.

Section 4.18 Covenant Termination.

If at any time (a) the Notes are assigned an Investment Grade Rating from both Rating Agencies, (b) no Default or Event of Default has occurred and is continuing under this Indenture and (c) the Issuers have delivered to the Trustee an Officers’ Certificate certifying as to matters specified in clauses (a) and (b) of this sentence as of the date of such certificate (the “Termination Date”), TLLP and its Restricted Subsidiaries will no longer be subject to the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.16 and 5.01(a)(4) of this Indenture.

No Subsidiary shall be designated as an Unrestricted Subsidiary after the Termination Date.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

(a) Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving entity) or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuers and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(A) such Issuer is the surviving entity; or

(B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as TLLP (or any successor entity) is not a corporation;

(2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the Notes, this Indenture and, if then in effect, the Registration Rights Agreement, pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) in the case of a transaction involving TLLP and not Finance Corp., TLLP or the Person formed by or surviving any such consolidation or merger (if other than TLLP), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will:

(A) on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Reference Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or

(B) have a Fixed Charge Coverage Ratio, on the date of such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Reference Period, not less than the Fixed Charge Coverage Ratio of TLLP immediately prior to such transaction; and

(5) such Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture.

(b) This Section 5.01 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among TLLP and its Restricted Subsidiaries, provided further that Sections 5.01(a)(3) and (4) will not apply to any merger or consolidation of either Issuer (A) with or into one of TLLP’s Restricted Subsidiaries for any purpose or (B) with or into an Affiliate solely for the purpose of reincorporating such Issuer in another jurisdiction.

(c) Notwithstanding Section 5.01(a), TLLP is permitted to reorganize as any other form of entity in accordance with the procedures established in this Indenture; provided that:

(1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of TLLP into a form of entity other than a limited partnership formed under Delaware law;

(2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3) the entity so formed by or resulting from such reorganization assumes all the Obligations of TLLP under the Notes, this Indenture and, if then in effect, the Registration Rights Agreement, pursuant to agreements reasonably satisfactory to the Trustee;

(4) immediately after such reorganization no Default or Event of Default exists; and

(5) such reorganization is not adverse to the Holders of the Notes (for purposes of this clause (5) it is stipulated that such reorganization shall not be considered adverse to the Holders of the Notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code, or any similar state or local law).

(d) A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the resulting, transferee or surviving Person), another Person, other than TLLP or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(A) the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than TLLP or another Guarantor), assumes all obligations of that Guarantor under this Indenture and its Note Guarantee and, if then in effect, the Registration Rights Agreement, pursuant to an agreement reasonably satisfactory to the Trustee; or

(B) the Net Proceeds of such sale or other disposition are applied in accordance with Section 4.10 hereof.

Section 5.02 Successor Person Substituted.

Upon any transaction or series of related transactions that are of the type described in, and are effected in accordance with, Section 5.01(a) hereof, the surviving Person (if other than such Issuer) shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under Indenture and the Notes with the same effect as if such surviving Person had been named as such Issuer herein, and when a surviving Person duly assumes all of the obligations and covenants of such Issuer pursuant to this Indenture and the Notes, the predecessor Person shall be relieved of all such obligations.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default” with respect to a particular series of Notes:

(1) default for 30 days in the payment when due of interest and Special Interest, if any, with respect to such series of Notes;

(2) default in the payment when due (at maturity, upon redemption (including Special Mandatory Redemption) or otherwise) of the principal of, or premium, if any, on, such series of Notes;

(3) failure by TLLP or any of its Restricted Subsidiaries for 30 days after written notice to TLLP by the Trustee or Holders of at least 25% in aggregate principal amount of such series of Notes then outstanding voting as a single class to make a Change of Control Offer within the time periods set forth, or consummate a purchase of such series of Notes when required pursuant to the terms described, in Section 4.15 or comply with the provisions of Section 5.01 hereof;

(4) failure by TLLP for 120 days after written notice to TLLP by the Trustee or the Holders of at least 25% in aggregate principal amount of such series of Notes then-outstanding voting as a single class to comply with Section 4.03;

(5) failure by TLLP or any of its Restricted Subsidiaries for 60 days after written notice to TLLP by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then-outstanding voting as a single class to comply with any of the other agreements herein; or

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by TLLP or any of its Restricted Subsidiaries (or the payment of which is guaranteed by TLLP or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(A) is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates, without duplication, $100.0 million or more;

(7) failure by an Issuer or any of TLLP’s Restricted Subsidiaries that is a Significant Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million (excluding amounts covered by insurance policies issued by reputable and credit worthy insurance companies for which coverage has not been disclaimed), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) an Issuer or any of TLLP’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of TLLP that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against an Issuer or any of TLLP’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the TLLP that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of an Issuer or any of TLLP’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of TLLP that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of an Issuer or any of TLLP’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of TLLP that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of an Issuer or any of TLLP’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of TLLP that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(10) except as permitted by this Indenture, any Note Guarantee from a Guarantor that is a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, denies or disaffirms its Obligations under its Note Guarantee.

In the case of an Event of Default specified in clause (6) of the first paragraph of this Section 6.01 and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the Notes, automatically and without any action by the Trustee or the Holders of such Notes, if within 60 days after such Event of Default first arose TLLP delivers an Officers’ Certificate to the Trustee stating that (a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (b) the Holders of the Indebtedness have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (c) the default that is the basis for such Event of Default has been cured.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to Finance Corp., TLLP or any Restricted Subsidiary of TLLP that is a Significant Subsidiary or any group of Restricted Subsidiaries of TLLP that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default with respect to a particular series of Notes occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then-outstanding Notes of such series may declare all the Notes of such series to be due and payable immediately.

Upon any such declaration, the Notes of such series shall become due and payable immediately.

The Holders of not less than a majority in aggregate principal amount of the then-outstanding Notes of a particular series by notice to the Trustee may, on behalf of the Holders of all of the Notes of such series, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest, and Special Interest, if any, or premium, if any, on, or the principal of, the Notes of such series.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and interest and Special Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then-outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium or interest and Special Interest, if any, on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of at least a majority in aggregate principal amount of the then-outstanding Notes of such series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) such Holder gives to the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then-outstanding Notes of such series make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee reasonable security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of at least a majority in aggregate principal amount of the then-outstanding Notes of such series do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and interest and Special Interest, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium and interest and Special Interest, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Trustee’s costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest and Special Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest and Special Interest, if any, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then-outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default with respect to a series of Notes has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee. To the extent of any conflict between the duties of the Trustee hereunder and under the TIA, the TIA shall control; and

(2) in the absence of willful misconduct or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers will be sufficient if signed by an Officer of each of the Issuers.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after the later of (a) the date of the Default or Event of Default shall have occurred and (b) the date such Responsible Officer first had such actual knowledge. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest and Special Interest, if any, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Issuers and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuers will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07 Compensation and Indemnity.

(a) The Issuers will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder as such parties shall agree in writing from time to time. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Issuers and the Guarantors will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers will not relieve the Issuers or any of the Guarantors of their obligations hereunder, except to the extent that the Issuers are materially prejudiced by such failure to promptly provide notice. The Issuers or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuers will pay the reasonable fees and expenses of such counsel. Neither the Issuers nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Issuers and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

(d) To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of at least a majority in aggregate principal amount of the then-outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers, or the Holders of at least 10% in aggregate principal amount of the then-outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or sells or otherwise transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Issuers and the Holders of the Notes.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against the Issuers.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at their option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes of a series and all obligations of the Guarantors with respect to the Note Guarantees of such series upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes of a series (including the Note Guarantees) and all Events of Default cured on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of a series (including the Note Guarantees of such series), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such series of Notes, the Note Guarantees of such series and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes of such series to receive payments in respect of the principal of, or interest and Special Interest, if any, or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Issuers’ obligations with respect to the Notes of such series concerning issuing temporary Notes of such series, registration of Notes of such series, mutilated, destroyed, lost or stolen Notes of such series and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ Obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17 and 4.18 hereof and clause (a)(4) of Section 5.01 hereof with respect to the outstanding Notes of a particular series, and the Guarantors will be released from their obligations with respect to the Note Guarantees of such series, on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes of such series will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees of a particular series, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(7) inclusive and 6.01(10) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance as to a particular series of Notes under either Section 8.02 or 8.03 hereof:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the applicable series of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes of such series on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Issuers must specify whether the Notes of such series are being defeased to such stated date for payment or to a particular Redemption Date;

(2) in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:

(A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default with respect to such series of Notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which TLLP or any of its Subsidiaries is a party or by which TLLP or any of its Subsidiaries is bound, or if such breach, violation or default would occur, which is not waived as of, and for all purposes, on and after, the date of such deposit;

(6) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes of such series over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(7) the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes of the applicable series will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including either Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Special Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest and Special Interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest and Special Interest, if any, has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that if any of the Notes then outstanding are in definitive form the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the applicable series of Notes and the applicable Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, or interest and Special Interest, if any, on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Issuers and the Trustee may amend or supplement this Indenture, the Escrow Agreement, the Notes of any series or the Note Guarantees without the consent of any Holder of Note:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuers’ or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to conform the text of this Indenture, the Escrow Agreement or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of a provision of this Indenture, the Escrow Agreement or the Note Guarantees;

(7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or to reflect the release of a Note Guarantee in accordance with this Indenture;

(9) to secure the Notes and/or the Note Guarantees;

(10) to comply with the rules of any applicable securities depository;

(11) to provide for the reorganization of TLLP as any other form of entity, in accordance with Section 5.01(a); or

(12) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements hereof.

Upon the request of the Issuers accompanied by a resolution of their Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officers’ Certificate, nor a board resolution, shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor, the Issuers and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuers and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.15 hereof), the Escrow Agreement, the Notes of any series and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes of such series (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes of such series), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest and Special Interest, if any, on, the Notes of such series, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Escrow Agreement, the Notes or the Note Guarantees may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes of such series (including, without limitation, Additional Notes of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Issuers accompanied by a resolution of their Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuers in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of at least a majority in aggregate principal amount of the Notes of such series then-outstanding voting as a single class may waive compliance in a particular instance by the Issuers with any provision of this Indenture or the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes of a particular series held by a non-consenting Holder):

(1) reduce the principal amount of Notes of such series whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note of such series or alter the provisions with respect to the redemption of the Notes of such series; provided, however, that any purchase or repurchase of Notes of such series, including pursuant to Sections 4.10 or 4.15 hereof, shall not be deemed a redemption of the Notes of such series;

(3) reduce the rate of or change the time for payment of interest or Special Interest, if any, on any Note of such series;

(4) waive a Default or Event of Default in the payment of principal of, or interest, and Special Interest, if any, or premium on the Notes of such series (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes of such series and a waiver of the payment default that resulted from such acceleration);

(5) make any Note of such series payable in currency other than that stated in the Notes of such series;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes of such series to receive payments of principal of, or interest and Special Interest, if any, or premium, if any, on, the Notes of such series (other than as permitted by clause (7) below);

(7) waive a redemption payment with respect to any Note (other than a payment required by Sections 4.10 or 4.15 hereof);

(8) release any Guarantor with respect to its Note Guarantee of such series of Notes from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms (except as provided in the second succeeding paragraph) and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the second to last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies) and only those Persons, shall be entitled to consent to such amendment or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of the clauses (1) through (9) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amended or supplemental indenture until the Boards of Directors of each of the Issuers approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officers’ Certificate, nor a board resolution, shall be required for the Trustee to execute any supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, adding a new Guarantor under this Indenture.

ARTICLE 10

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees, in an unsecured senior basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest and Special Interest, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of an Issuer, any right to require a proceeding first against an Issuer, protest, notice and all demands whatsoever and covenants that its Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to an Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuers or the Guarantors, any amount paid by an Issuer or any Guarantor to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of its Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed thereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03 Note Guarantee

The Note Guarantee of any Guarantor shall be evidenced solely by its execution and delivery of this Indenture (or, in the case of any Guarantor that is not party to this Indenture on the date of this Indenture, a supplemental indenture hereto) and not by an endorsement on, or attachment to, any Note of any Note Guarantee or notation thereof. To effect any Note Guarantee of any Guarantor not party to this Indenture on the date of this Indenture, such future Guarantor shall execute and deliver a supplemental indenture substantially in the form attached as Exhibit D hereto, which supplemental indenture shall be executed and delivered on behalf of such Guarantor by an Officer of such Guarantor.

Section 10.04 Evidenced by Indenture; No Notation of Subsidiary Guarantee.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on any Note a notation of such Note Guarantee.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of each of the Guarantors.

Section 10.05 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuers or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) subject to Section 10.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a Guarantor, or unconditionally assumes all the obligations of that Guarantor under this Indenture, its Note Guarantee and the Registration Rights Agreement on the terms set forth herein or therein, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Issuers or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuers or another Guarantor.

Section 10.06 Releases.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) TLLP or a Restricted Subsidiary of TLLP, if the sale or other disposition does not violate Section 4.10 hereof;

(2) in connection with any sale or other disposition of the Capital Stock of that Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary of TLLP, if the sale or other disposition does not violate Section 4.10 hereof;

(3) if TLLP designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.17 hereof;

(4) upon the release or discharge of the guarantee by such Guarantor with respect to the Indebtedness under the Credit Agreement or the guarantee that resulted in the creation of such Guarantee; provided, however, that release or discharge of the guarantee by such Guarantor with respect to Indebtedness under the Existing Notes occurs prior to or contemporaneously therewith; provided, further, however, that if, at any time following such release, that Guarantor later guarantees Indebtedness of any Issuer under the Credit Agreement, then such Guarantor shall provide a Note Guarantee at such time if required in accordance with Section 4.16 hereof;

(5) upon the merger, amalgamation or consolidation of such Guarantor with and into an Issuer or another Guarantor that is the surviving Person in such merger, amalgamation or consolidation, or upon the liquidation or dissolution of such Guarantor;

(6) upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or upon satisfaction and discharge in accordance with Article 11 hereof; or

(7) in accordance with Article 9 hereof.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of and interest and Special Interest, if any, and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes of a series issued hereunder, when:

(1) either:

(a) all Notes of such series that have been authenticated, except lost, stolen or destroyed Notes of such series that have been replaced or paid and Notes of such series for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes of such series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the applicable Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of such series not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest and Special Interest, if any, to the date of maturity or redemption;

(2) no Default or Event of Default with respect to such series of Notes has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound;

(3) the Issuers or any Guarantor has paid or caused to be paid all sums payable by it with respect to such series of Notes under this Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Issuers must deliver (a) an Officers’ Certificate stating that all conditions precedent set forth in clauses (1) through (4) above have been satisfied and (b) an Opinion of Counsel to the Trustee (which Opinion of Counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent to satisfaction and discharge set forth in Section 11.01(2) and (4) have been satisfied; provided that the Opinion of Counsel with respect to 11.01(2) above may be to the knowledge of such counsel.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the applicable series of Notes and this Indenture, to the payment, either directly or through any Paying Agent (including either Issuer acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Special Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the applicable series of Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest and Special Interest, if any, on, any such Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 12.02 Notices.

Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

Tesoro Logistics LP

Tesoro Logistics Finance Corp.

1900 Ridgewood Parkway

San Antonio, Texas 75259-1828

Facsimile No.: 844-711-9189

Attention: Chief Financial Officer

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile No.: 212-455-2000

Attention: Kenneth B. Wallach

If to the Trustee:

U.S. Bank National Association

535 Griswold Street

Suite 550

Detroit, Michigan 48226

Facsimile No.: 313-963-9428

Attention: Global Corporate Trust Services

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be electronically delivered, mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so delivered or mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to deliver a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Issuers deliver or mail a notice or communication to Holders, they will deliver or mail a copy to the Trustee and each Agent at the same time.

Section 12.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depository for such Note (or its designee), pursuant to its Applicable Procedures, not later than the latest date, if any, and not earlier than the earliest date, if any, prescribed for the giving of such notice.

Section 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Unitholders.

No past, present or future director, officer, partner, member, employee, incorporator, manager or unitholder or other owner of Equity Interest of the Issuers, the General Partner or any of their Subsidiaries, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

Section 12.08 Governing Law.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of TLLP or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10 Successors.

All agreements of the Issuers and the Guarantors in this Indenture and the Notes will bind their successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

ARTICLE 13

ESCROW MATTERS

Section 13.01 Escrow Account.

Concurrently with the Issue Date, the Issuers, the Trustee and U.S. Bank National Association, as escrow agent (in such capacity, together with its successors, the “Escrow Agent”), will enter into the Escrow Agreement. In accordance with the Escrow Agreement, the Issuers will deposit (or cause to be deposited) into a segregated escrow account (the “Escrow Account”) with the Escrow Agent the gross proceeds of the offering of the 2022 Notes sold on the Issue Date by wire transfer in immediately available funds, and the Issuers will also deposit (or caused to be deposited) to the Escrow Account an amount that, when taken together with the gross proceeds of the offering of the 2022 Notes deposited into the Escrow Account, will be sufficient to fund a Special Mandatory Redemption of the 2022 Notes through but not including December 31, 2014 (collectively, and together with any other property from time to time held by the Escrow Agent in the Escrow Accounts, the “Escrowed Property”). On the date that is three (3) Business Days prior to the last day of each month beginning on December 31, 2014, and ending on January 31, 2015 (in each case, unless the Escrow Release Date has occurred) in accordance with the Escrow Agreement, the Issuers will deposit (or cause to be deposited) to the Escrow Account an amount in cash equal to one month of interest on the 2022 Notes (as calculated in accordance with the terms of this Indenture including without limitation on the basis of a 360 day year comprised of twelve 30-day months) to extend the Special Mandatory Redemption Date, as applicable. The Escrowed Property will be held in the Escrow Account until the earliest of (i) the date on which the Issuers deliver to the Escrow Agent the Officer’s Certificate referred to in Section 13.02 and (ii) the Special Mandatory Redemption Date. The Escrow Agent shall invest the Escrowed Property in accordance with the terms of the Escrow Agreement.

Section 13.02 Release of Escrowed Property.

The Issuers shall only be entitled to direct the Escrow Agent to release Escrowed Property (in which case the Escrowed Property will be paid to or as directed by the Issuers) (the “Release”) upon delivery to the Escrow Agent, on or prior to the Escrow End Date, of an Officer’s Certificate certifying that the following conditions have been or substantially concurrently with the release of the Escrowed Property will be satisfied (the date of such release, the “Escrow Release Date”):

(a) (i) all conditions precedent to the consummation of the Acquisition will have been satisfied or waived in accordance with the terms of the Acquisition Agreement (other than those conditions that by their terms are to be satisfied substantially concurrently with the consummation of the Acquisition, but subject to the satisfaction or waiver of such conditions) and (ii) the Escrowed Property will be used to consummate, or in connection with the financing of, the Acquisition;

(b) all conditions precedent to the effectiveness of, and borrowings under, the New Credit Agreement (other than the release of the Escrowed Property) have been satisfied or waived, and prior to or substantially concurrently with the release of the funds from the Escrow Account, the borrowings under theNew Credit Agreement to be drawn in connection with the Acquisition will be available to the Issuers on the Escrow Release Date; and

(c) the QEP Guarantors shall have entered into and delivered a supplemental indenture to this Indenture substantially concurrently with the Release.

The Release shall occur promptly upon receipt by the Escrow Agent of an Officer’s Certificate certifying to the foregoing. Upon the occurrence of the Release, the Escrow Account shall be reduced to zero and the Escrowed Property and interest (if any) thereon shall be paid out to the Issuers accordance with the Escrow Agreement.

Section 13.03 Trustee Direction to Execute Escrow Agreement.

The Trustee is hereby authorized and directed to execute and deliver the Escrow Agreement.

[Signatures on following page]

SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TESORO LOGISTICS LP

By: Tesoro Logistics GP, LLC its general partner

	By:	/s/ Phillip M. Anderson
Name: Phillip M. Anderson
Title: President

TESORO LOGISTICS FINANCE CORP.

TESORO HIGH PLAINS PIPELINE COMPANY LLC

TESORO LOGISTICS OPERATIONS LLC

TESORO LOGISTICS PIPELINES LLC

TESORO LOGISTICS NORTHWEST PIPELINES LLC

TESORO SOCAL PIPELINE COMPANY LLC

TESORO ALASKA PIPELINE COMPANY LLC

By:	/s/ Phillip M. Anderson
Name: Phillip M. Anderson
Title: President

[SIGNATURE PAGE TO THE INDENTURE]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ James Kowalski
Name: James Kowalski Title: Vice President

[SIGNATURE PAGE TO THE INDENTURE]

EXHIBIT A-1

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTIONS IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF RULE 144A SECURITIES) AFTER THE LATER OF THE ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) OR 40 DAYS (IN THE CASE OF REGULATION S SECURITIES), ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH

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OF THEM AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

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[RULE 144A][REGULATION S][GLOBAL] NOTE

CUSIP [TO BE INSERTED]

5.50% Senior Notes due 2019

No.	$

TESORO LOGISTICS LP

and

TESORO LOGISTICS FINANCE CORP.

promise to pay to [Cede & Co.]1, or its registered assigns,

the principal sum of             DOLLARS[, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto]1, on October 15, 2019.

Interest Payment Dates: April 15 and October 15, commencing on April 15, 2015

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

Dated:             , 20

TESORO LOGISTICS LP

By:	Tesoro Logistics GP, LLC, its general partner

By:
Name: Title:

TESORO LOGISTICS FINANCE CORP.

By:
Name: Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[1]	Include if a global note.

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[REVERSE OF NOTE]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Tesoro Logistics LP, a Delaware limited partnership (“TLLP”) and Tesoro Logistics Finance Corp., a Delaware corporation (“Finance Corp.” and, together with TLLP, the “Issuers”), promise to pay interest on the principal amount of this Note at 5.50% per annum from October 29, 2014 until maturity and shall pay the Special Interest, if any, payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Issuers will pay interest and Special Interest, if any, semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be April 15, 2015. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest) and Special Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Special Interest, if any, and interest at the office or agency of the Issuers maintained for such purpose within or without the City and State of New York, or, at the option of the Issuers, payment of interest and Special Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Special Interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent to an account in the United States. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. TLLP or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of October 29, 2014 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Issuers. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) GUARANTEE. To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-petition interest in any proceeding under any Bankruptcy Law) on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guaranteed (and future guarantors, together with the Guarantors, shall unconditionally Guarantee), jointly and severally, such obligations on an unsecured senior basis pursuant to the terms of the Indenture.

(6) OPTIONAL REDEMPTION.

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(a) At any time prior to September 15, 2019, the Issuers may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, thereon to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

At any time on or after September 15, 2019, the Issuers may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest and Special Interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders on the relevant record date to receive interest due on an Interest Payment Date.

For purposes of this Paragraph 6, “Applicable Premium” means, with respect to any Note on any Redemption Date, the excess of: (a) the present value at such Redemption Date of (i) the principal amount of the Notes plus (ii) all required interest payments due on the Note (excluding accrued and unpaid interest to, but excluding, the Redemption Date) through September 15, 2019, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the Note. “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to September 15, 2019; provided, however, that if the period from the Redemption Date to September 15, 2019, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

(7) MANDATORY REDEMPTION.

Neither of the Issuers is required to make mandatory redemption or sinking fund payments with respect to the Notes.

(8) REPURCHASE AT THE OPTION OF HOLDER.

(a) If there is a Change of Control Triggering Event, the Issuers will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to, but excluding, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Issuers will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) If the Issuers or a Restricted Subsidiary of TLLP consummates any Asset Sales, within five days after the date on which the aggregate amount of Excess Proceeds exceeds $50.0 million (or, at the Issuers’ option, any earlier date), the Issuers will commence an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value) thereof plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the TLLP (or such Restricted Subsidiary) may use such deficiency for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the representative of such other pari passu Indebtedness will select such other pari passu Indebtedness to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Issuers prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

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(9) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 15 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 and in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed.

(10) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes or the Note Guarantees may be amended or supplemented to: cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Issuers’ or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets, as applicable; to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; to conform the text of the Indenture or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture or Note Guarantees; to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or to reflect the release of a Note Guarantee in accordance with this Indenture; to secure the Notes and/or the Note Guarantees; to comply with the rules of any applicable securities depository; to provide for the reorganization of TLLP as any other form of entity, in accordance with Section 5.01(a) of the Indenture; or to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof.

(13) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on, and Special Interest, if any, with respect to the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes; (iii) failure by TLLP or any of its Restricted Subsidiaries for 30 days after written notice to TLLP by the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class make a Change of Control Offer within the time periods set forth, or consummate a purchase of Notes when required pursuant to Sections 4.15 or 4.10 of the Indenture or to comply with Section 5.01 of the Indenture; (iv) failure by TLLP for 120 days after written notice to TLLP by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then-outstanding voting as a single class to comply with Section 4.03 of the Indenture, (v) failure by TLLP or any of its Restricted Subsidiaries for 60 days after written notice to TLLP by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then-outstanding voting as a single class to comply with any of the other agreements in the Indenture; (vi) default under certain other agreements relating to Indebtedness of the Issuers which default (A) is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace

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period provided in such Indebtedness (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity, in each case subject to a minimum threshold and cure period; (vii) certain final judgments for the payment of money that remain undischarged for a period of 60 days; (viii) certain events of bankruptcy or insolvency with respect to the Issuers or any of TLLP’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and (ix) except as permitted by the Indenture, any Note Guarantee from a Guarantor that is a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary or any Person acting on its behalf denies or disaffirms its obligations under such Guarantor’s Note Guarantee. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then-outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Finance Corp., TLLP or any Restricted Subsidiary of TLLP that is a Significant Subsidiary or any group of Restricted Subsidiaries of TLLP that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the then-outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest and Special Interest, if any, or premium, if any. The Holders of at least a majority in aggregate principal amount of the then-outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest and Special Interest, if any, or premium, if any, on, or the principal of, the Notes. The Issuers and the Guarantors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers and the Guarantors are required, within ten Business Days becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(14) TRUSTEE DEALINGS WITH THE ISSUERS. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. A director, officer, partner, member, employee, incorporator, manager or unitholder or other owner of Equity Interest of the Issuers, the General Partner or any of their Subsidiaries, as such, will not have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and the Note Guarantees.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

(18) ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of October 29, 2014, among the Issuers, the Guarantors and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Issuers, the Guarantors and the other parties thereto, relating to rights given by the Issuers and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

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(19) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20) GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to the Issuers at the following address:

TESORO LOGISTICS LP

TESORO LOGISTICS FINANCE CORP.

19100 Ridgewood Parkway

San Antonio, Texas 75259-1828

Attention: Chief Financial Officer

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee(s) legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐  Section 4.10             ☐  Section 4.15

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount (in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof) you elect to have purchased:

Date:	$

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE*

The initial principal amount of this Global Note is $[            ]. The following increases or decreases in this Global Note have been made:

Date of Increase/Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT A-2

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTIONS IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF RULE 144A SECURITIES) AFTER THE LATER OF THE ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) OR 40 DAYS (IN THE CASE OF REGULATION S SECURITIES), ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH

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OF THEM AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

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[RULE 144A][REGULATION S][GLOBAL] NOTE

CUSIP [TO BE INSERTED]

6.25% Senior Notes due 2022

No.	$

TESORO LOGISTICS LP

and

TESORO LOGISTICS FINANCE CORP.

promise to pay to [Cede & Co.]2, or its registered assigns,

the principal sum of             DOLLARS[, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto]1, on October 15, 2022.

Interest Payment Dates: April 15 and October 15, commencing on April 15, 2015

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

Dated:             , 20

TESORO LOGISTICS LP

By:	Tesoro Logistics GP, LLC, its general partner

By:
Name: Title:

TESORO LOGISTICS FINANCE CORP.

By:
Name: Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[2]	Include if a global note.

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[REVERSE OF NOTE]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Tesoro Logistics LP, a Delaware limited partnership (“TLLP”) and Tesoro Logistics Finance Corp., a Delaware corporation (“Finance Corp.” and, together with TLLP, the “Issuers”), promise to pay interest on the principal amount of this Note at 6.25% per annum from October 29, 2014 until maturity and shall pay the Special Interest, if any, payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Issuers will pay interest and Special Interest, if any, semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be April 15, 2015. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest) and Special Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Special Interest, if any, and interest at the office or agency of the Issuers maintained for such purpose within or without the City and State of New York, or, at the option of the Issuers, payment of interest and Special Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Special Interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent to an account in the United States. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. TLLP or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of October 29, 2014 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Issuers. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) GUARANTEE. To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-petition interest in any proceeding under any Bankruptcy Law) on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guaranteed (and future guarantors, together with the Guarantors, shall unconditionally Guarantee), jointly and severally, such obligations on an unsecured senior basis pursuant to the terms of the Indenture.

(6) OPTIONAL REDEMPTION.

(a) On or after October 15, 2018, the Issuers may redeem all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special

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Interest, if any, on the Notes redeemed to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on October 15 of each year indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date:

Year	Percentage
2018	103.125%
2019	101.563%
2020 and thereafter	100.000%

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 6, at any time prior to October 15, 2017, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the outstanding Notes (including any Additional Notes) issued under the Indenture at a redemption price of 106.25% of the principal amount with an amount equal to or less than the net cash proceeds of one or more Equity Offerings, plus accrued and unpaid interest and Special Interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date); provided that at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by TLLP and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(c) Notwithstanding the provisions of subparagraph (a) of this Paragraph 6, at any time prior to October 15, 2018, the Issuers may also redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, thereon to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

For purposes of this Paragraph 6(c), “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of: (1) 1.0% of the principal amount of the Note; and (2) the excess of: (a) the present value at such Redemption Date of (i) the redemption price of the Note at October 15, 2018 (such redemption price being set forth in the table appearing in Section 3.07(b)(2) of the Indenture) plus (ii) all required interest payments due on the Note through October 15, 2018 (excluding accrued but unpaid interest to, but excluding, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the Note. “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 15, 2018; provided, however, that if the period from the Redemption Date to October 15, 2018, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

(d) Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(7) MANDATORY REDEMPTION.

Except as set forth under paragraph 8 below, neither of the Issuers is required to make mandatory redemption or sinking fund payments with respect to the Notes.

(8) ESCROW PROCEEDS; SPECIAL MANDATORY REDEMPTION.

If (i) the Release has not occurred on or prior to the Escrow End Date or (ii) if the Issuers shall notify the Trustee in writing of the Issuers’ announcement that the Acquisition Agreement has been terminated or that it will not pursue the consummation of the Acquisition, the Issuers will, on a day not more than three Business Days following the Escrow End Date or the date of such notice, as applicable (such date, the “Special Mandatory Redemption Date”), redeem all of the Notes (the “Special Mandatory Redemption”) at a price equal to 100% of the issue

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price of the Notes, plus accrued and unpaid interest from the Issue Date to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). Notice of the Special Mandatory Redemption will be mailed promptly to each Holder of Notes at its registered address, the Trustee and the Escrow Agent.

(9) REPURCHASE AT THE OPTION OF HOLDER.

(a) If there is a Change of Control Triggering Event, the Issuers will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to, but excluding, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Issuers will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) If the Issuers or a Restricted Subsidiary of TLLP consummates any Asset Sales, within five days after the date on which the aggregate amount of Excess Proceeds exceeds $50.0 million (or, at the Issuers’ option, any earlier date), the Issuers will commence an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value) thereof plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the TLLP (or such Restricted Subsidiary) may use such deficiency for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the representative of such other pari passu Indebtedness will select such other pari passu Indebtedness to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Issuers prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(10) NOTICE OF REDEMPTION. Except with respect to a redemption pursuant to paragraph (8) above, notice of redemption will be mailed at least 15 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 and in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed.

(11) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(12) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

(13) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Escrow Agreement, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of

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at least a majority in aggregate principal amount of the then-outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Escrow Agreement or the Notes or the Note Guarantees may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Escrow Agreement or the Notes or the Note Guarantees may be amended or supplemented to: cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Issuers’ or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets, as applicable; to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; to conform the text of the Indenture, the Escrow Agreement or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture, the Escrow Agreement or Note Guarantees; to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or to reflect the release of a Note Guarantee in accordance with this Indenture; to secure the Notes and/or the Note Guarantees; to comply with the rules of any applicable securities depository; to provide for the reorganization of TLLP as any other form of entity, in accordance with Section 5.01(a) of the Indenture; or to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof.

(14) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on, and Special Interest, if any, with respect to the Notes; (ii) default in the payment when due (at maturity, upon redemption (including Special Mandatory Redemption) or otherwise) of the principal of, or premium, if any, on the Notes; (iii) failure by TLLP or any of its Restricted Subsidiaries for 30 days after written notice to TLLP by the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class make a Change of Control Offer within the time periods set forth, or consummate a purchase of Notes when required pursuant to Sections 4.15 or 4.10 of the Indenture or to comply with Section 5.01 of the Indenture; (iv) failure by TLLP for 120 days after written notice to TLLP by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then-outstanding voting as a single class to comply with Section 4.03 of the Indenture, (v) failure by TLLP or any of its Restricted Subsidiaries for 60 days after written notice to TLLP by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then-outstanding voting as a single class to comply with any of the other agreements in the Indenture; (vi) default under certain other agreements relating to Indebtedness of the Issuers which default (A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity, in each case subject to a minimum threshold and cure period; (vii) certain final judgments for the payment of money that remain undischarged for a period of 60 days; (viii) certain events of bankruptcy or insolvency with respect to the Issuers or any of TLLP’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and (ix) except as permitted by the Indenture, any Note Guarantee from a Guarantor that is a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary or any Person acting on its behalf denies or disaffirms its obligations under such Guarantor’s Note Guarantee. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then-outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Finance Corp., TLLP or any Restricted Subsidiary of TLLP that is a Significant Subsidiary or any group of Restricted Subsidiaries of TLLP that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the then-outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest and Special Interest, if any, or premium, if any. The Holders of at least a majority in aggregate principal amount of the then-outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes,

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rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest and Special Interest, if any, or premium, if any, on, or the principal of, the Notes. The Issuers and the Guarantors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers and the Guarantors are required, within ten Business Days becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(15) TRUSTEE DEALINGS WITH THE ISSUERS. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

(16) NO RECOURSE AGAINST OTHERS. A director, officer, partner, member, employee, incorporator, manager or unitholder or other owner of Equity Interest of the Issuers, the General Partner or any of their Subsidiaries, as such, will not have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and the Note Guarantees.

(17) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(18) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

(19) ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of October 29, 2014, among the Issuers, the Guarantors and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Issuers, the Guarantors and the other parties thereto, relating to rights given by the Issuers and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(20) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(21) GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to the Issuers at the following address:

TESORO LOGISTICS LP

TESORO LOGISTICS FINANCE CORP.

19100 Ridgewood Parkway

San Antonio, Texas 75259-1828

Attention: Chief Financial Officer

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee(s) legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐  Section 4.10             ☐  Section 4.15

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount (in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof) you elect to have purchased:

Date:	$

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE*

The initial principal amount of this Global Note is $[            ]. The following increases or decreases in this Global Note have been made:

Date of Increase/Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Tesoro Logistics LP

Tesoro Logistics Finance Corp.

19100 Ridgewood Parkway

San Antonio, Texas 75259-1828

U.S. Bank National Association

535 Griswold Street

Suite 550

Detroit, Michigan 48226

Re:	[5.50% Senior Notes due 2019] [6.25% Senior Notes due 2022]

Reference is hereby made to the Indenture, dated as of October 29, 2014 (the “Indenture”), among Tesoro Logistics LP, a Delaware limited partnership (“TLLP”), and Tesoro Logistics Finance Corp., a Delaware corporation (“Finance Corp.” and, together with TLLP, the “Issuers”), the Guarantors party thereto and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

            (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $            in such Note[s] or interests (the “Transfer”), to             (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name: Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Tesoro Logistics LP

Tesoro Logistics Finance Corp.

19100 Ridgewood Parkway

San Antonio, Texas 75259-1828

U.S. Bank National Association

535 Griswold Street

Suite 550

Detroit, Michigan 48226

Re:	[5.50% Senior Notes due 2019] [6.25% Senior Notes due 2022]

[(2019 Notes CUSIP 88160Q AG83)]

[(2022 Notes CUSIP 88160Q AH64)]

Reference is hereby made to the Indenture, dated as of October 29, 2014 (the “Indenture”), among Tesoro Logistics LP, a Delaware limited partnership (“TLLP”), and Tesoro Logistics Finance Corp., a Delaware corporation (“Finance Corp.” and, together with TLLP, the “Issuers”), the Guarantors party thereto and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

            , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $_ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

[3]	The CUSIP No. is U88109 AD2 for the Regulation S Note.
[4]	The CUSIP No. is U88109 AE0 for the Regulation S Note.

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(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐144A Global Note, ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name: Title:

Dated:

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EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of _ 20__, among [            ] (the “Guaranteeing Subsidiary”), Tesoro Logistics LP, a Delaware limited partnership (“TLLP”), Tesoro Logistics Finance Corp., a Delaware corporation (together with TLLP, the “Issuers”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 29, 2014 providing for the issuance of 5.50% Senior Notes due 2019 (the “2019 Notes”) and the 6.25 % Senior Notes due 2022 (the “2022 Notes” and, together with the 2019 Notes, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

l. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

3. EXECUTION AND DELIVERY. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuers or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental

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Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

9. BENEFITS ACKNOWLEDGED. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

10. SUCCESSORS. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated:             , 20

GUARANTEEING SUBSIDIARY:

[GUARANTEEING SUBSIDIARY]

By:
Name: Title:

ISSUERS:

TESORO LOGISTICS LP

By:	Tesoro Logistics GP, LLP, its general partner

By:
Name: Title:

TESORO LOGISTICS FINANCE CORP.

By:
Name: Title:

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

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